Exhibit 10.5
SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is made and entered into as of March 29, 2010 and shall be effective as of the Effective Date (as hereinafter defined) by and between CORPORATE RESOURCE DEVELOPMENT INC., a Delaware corporation (“CRD”), and NOOR ASSOCIATES, INC., a New York corporation (“Noor”).  CRD, Noor and HN (as hereinafter defined) are each referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, CRD has extensive back office capabilities to service the business of temporary staffing (the “Business”);

WHEREAS, Noor is engaged in the Business;

WHEREAS, Noor is 100% owned by Habib Noor (“HN”);

WHEREAS, HN is also an employee of CRD;

WHEREAS, the terms of HN’s employment with CRD are governed by that certain Employment Agreement, dated as of the date hereof and effective as of the Effective Date, between HN and CRD (the “Employment Agreement”);

WHEREAS, the Parties would not be entering into this Agreement without also entering into the Employment Agreement;

WHEREAS, Noor desires that CRD will be the employer of record of temporary staffing employees for the Business of Noor (the “Temporary Employees”) and provide certain back office services in support of the Business; and

NOW, THEREFORE, in consideration of the mutual covenants herein and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows.

AGREEMENT

1.           Service Provider’s Obligations.

1.1            Services Generally.  Subject to the terms and conditions of this Agreement, during the Term (as hereinafter defined), CRD or an affiliate or designee thereof (the “Service Provider”) will be the employer of record of the Temporary Employees and provide the back-office services set forth on Schedule 1 attached hereto (the “Services”) to Noor.  Payroll to the Temporary Employees will be paid by the Service Provider on the day of the week which Noor instructs such payroll to be paid. Without limiting the rights of the Service Provider with respect to its Temporary Employees, Noor shall have full right to direct Service Provider concerning the Temporary Employees in full compliance with applicable laws, including, with respect to hiring and firing; provided, however, Service Provider may terminate such Temporary Employees for cause without the consent of Noor.

1.2            Service Provider Responsibility.  Notwithstanding anything to the contrary in this Agreement, all Services shall be performed, and all information shall be delivered, in good faith.

1.3            Compliance with Laws.  The Service Provider shall provide the Services in accordance in all material respects with all applicable laws.  The Service Provider shall not be obligated to provide, or cause to be provided, any Service if the provision of such Service would require it or any of its employees, agents or representatives to violate any applicable law.

1.4            Service Data.  Noor is responsible, from and after the date of this Agreement, for (a) the accuracy and completeness of all data submitted by Noor to the Service Provider for processing or transmission in connection with the Services, and (b) any errors in and with respect to data or information obtained from the Service Provider to the extent caused by inaccurate or incomplete data submitted by Noor.

1.5            Treatment of Employees.  All employees and representatives of the Service Provider, including, without limitation, Temporary Employees, are considered, for purposes of all compensation and employee benefits matters to be employees or representatives of Service Provider, as applicable, and not employees or representatives of Noor.  CRD agrees to indemnify, defend and hold harmless Noor from any and all claims, demands, liabilities, costs and expenses resulting from (a) claims by governmental agencies or others for taxes or other contributions allegedly due with respect to the employees of CRD and (b) claims by the employees of CRD for benefits.  CRD’s obligation to indemnify Noor with respect to Temporary Employees is limited to the Services and services directed by Noor.

2.           Noor’s Obligations.

2.1            Compliance with Laws and Policies.  Each Party agrees to comply with all applicable laws in the provision of the Services.  Noor agrees to (a) comply with any policies and reasonable instructions provided by the Service Provider that are necessary or desirable for the Service Provider to provide the Services in accordance with this Agreement, and (b) make available to the Service Provider the books and records of Noor to the extent necessary for the Service Provider to perform its obligations under this Agreement, including without limitation, its obligations set forth in Section 3 hereto.

2.2            Cooperation.  In order to enable the Service Provider to provide the Services, Noor will provide the Service Provider with cooperation and assistance as the Service Provider reasonably requests as required to facilitate provision of the Services.

3.           Compensation.

3.1            Compensation of Service Provider.  All fees generated from clients of Noor shall be the property of Noor. As compensation for the Services provided under the terms of this Agreement, Noor shall pay CRD a fee equal to the first 20% of the gross payroll (the “Fee”) for each client of Noor that has been generated by Noor plus CRD’s cost of payroll taxes actually paid or payable (but excluding FICA (Social Security/Medicare), FUTA (Federal unemployment insurance), SUTA (state unemployment insurance) & workers compensation) (the “Payroll Amounts”). Noor will be entitled to the remaining billed amount (the “Remainder”) in accordance with Section 3.3 below.  By way of example only, (a) if Noor has generated gross payroll to a client of $100,000 with a mark-up of 36% or $36,000, CRD will be entitled to the first 20% of the payment or $20,000 and Noor shall be entitled to the remaining $16,000; (b) If the mark-up on a payroll to a client of $100,000 is only 20% then CRD shall be entitled to the entire 20% of the payment or $20,000 and Noor shall not be entitled to any Remainder; and (c) if the mark-up on a gross payroll of $100,000 is 50% or $50,000, then CRD will be entitled to 20% or $20,000 and Noor would be entitled to the remaining 30% or $30,000.

3.2            Payment.  (a)  CRD shall off-set the Fee and the Payroll Amounts from any and all amounts that the Service Provider bills for Noor as part of the Services pursuant to the terms of this Agreement and shall pay Noor the excess generated on an accrual basis. Any shortfall in collections shall result in an adjustment in computing the Remainder as provided in Section 3.3, but Noor in no event shall be liable to pay Service Provider for any shortfall.

(b)           Starting on the Effective Date, within 20 days of the end of each quarter thereafter, CRD shall remit or cause the Service Provider to remit to Noor the Reconciliation Amount (as defined below).

3.3            Reconciliation Amount.  At the end of each three-month anniversary during the Term, beginning on the Effective Date, CRD shall calculate the “Reconciliation Amount” as follows:  Revenues (as such term is defined in the Employment Agreement), if any, up to, but not in excess of $525,000,  plus the Remainder, if any, minus $600,000.  By way of example only, if Revenues equal $525,000 and the Remainder equals $800,000, then the Reconciliation Amount shall equal $725,000 ((525,000 + 800,000 = 1,325,000) – 600,000 = 725,000).  In the event that the Reconciliation Amount is a negative number, it shall be deemed to be $0 for purposes of this Agreement.  Notwithstanding the foregoing, the Parties acknowledge and agree that the Bonus (as such term is defined in the Employment Agreement) is not factored into the calculation of the Reconciliation Amount.  In the event that the Employment Agreement is terminated, CRD shall no longer calculate the Reconciliation Amount but shall remit the Remainder to Noor in accordance with the terms of Section 3.2(b) above.  Any account amount not paid within ninety (90) days of the billing date shall be deducted in computing the Remainder and added back if later collected.

3.4            Audit Rights.  (a) Noor shall have the right, at its sole expense, at reasonable business hours and upon three (3) Business Days’ notice, and no more than four (4) times per year, at the place where such records are normally maintained, to inspect, audit, examine and make copies of such books and records and all other documents and material in the possession or control of CRD regarding the Reconciliation Amount or any Services performed, each to the extent reasonably necessary for Noor’s evaluation of the Reconciliation Amount and any other amounts calculated in connection therewith.  All such books and records shall be retained by CRD for the period required by law, but not less than four (4) years.

(b)            Noor shall have the right during business hours at all reasonable times to review and receive copies of records in connection with any reasonable inquiry relating to the conduct of the Business of Noor upon reasonable notice.

3.5            Expenses.  Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in the performance of this Agreement (it being understood that expenses shall not include expenses for the provision of services that are payable under this Agreement).

4.           Confidentiality.

4.1            Confidentiality Obligations.  During the term of this Agreement, a Party (“Recipient”) may be provided with, have access to, or otherwise learn confidential and/or proprietary information of another Party (“Discloser”) (including, with respect to Discloser, certain information and materials concerning Discloser’s business, plans, customers, technology, and products) that is of substantial value to Discloser, which is identified as confidential at the time of disclosure or which should reasonably be considered, under the circumstances of its disclosure, to be confidential to Discloser (“Confidential Information”).  All Confidential Information remains the property of Discloser.  Recipient may disclose the Confidential Information of Discloser only to Recipient’s employees and contractors who need to know the Confidential Information for purposes of performing under this Agreement and who are bound by confidentiality obligations that are at least as protective as this Section 4.  Recipient will not use the Confidential Information without Discloser’s prior written consent except in performance under this Agreement.  Recipient shall take measures to maintain the confidentiality of the Confidential Information equivalent to those measures Recipient uses to maintain the confidentiality of its own confidential information of like importance but in no event less than reasonable measures.  Recipient shall give prompt notice to Discloser of any unauthorized use or disclosure of the Confidential Information that comes to the attention of the Recipient and agrees to assist Discloser in remedying such unauthorized use or disclosure.  Upon termination or expiration of this Agreement, Recipient shall return to Discloser all tangible copies of Confidential Information of Discloser in Recipient’s possession or control and shall erase from their computer systems all electronic copies thereof. Service Provider acknowledges and agrees that all information referred to in Section 7.16 is Confidential Information and the property of Noor.

4.2            Exceptions.  The confidentiality obligations do not extend to Confidential Information which (a) becomes part of the public domain without the fault of Recipient; (b) is rightfully obtained by Recipient from a third party who Recipient reasonably believes has the right to transfer such information without obligation of confidentiality; (c) is independently developed by Recipient without reference to or use of Discloser’s Confidential Information; or (d) was lawfully in the possession of Recipient at the time of disclosure, without restriction on disclosure.  In addition, Recipient may disclose Confidential Information of Discloser as may be required by law, a court order, or a governmental agency with jurisdiction, on condition that before making that disclosure Recipient first notifies Discloser to give Discloser an opportunity to seek confidential treatment or seek a protective order or otherwise limit the disclosure, and cooperates with Discloser if Discloser as reasonably requested.  If any portion of the Confidential Information falls within any of the above exceptions, the exception will apply only to that specific portion and the remainder of Discloser’s Confidential Information will continue to be subject to the confidentiality requirements of this Agreement.

4.3            Access to Computer Systems.  If a Party is given access to any equipment, computer, software, network, electronic files, or electronic data storage system owned or controlled by the other Party, such accessing Party will limit such access and use solely to provide or receive Services under this Agreement and shall not access or attempt to access any equipment, computer, software, network, electronic files, or electronic data storage system, other than those specifically required to provide or receive the Services.  All user identification numbers and passwords disclosed to a Party and any Confidential Information obtained by a Party as a result of their access to and use of any equipment, computers, software, networks, clean-rooms electronic files, and electronic data storage systems owned or controlled by the other Party, is deemed to be, and will be treated as, Confidential Information under applicable provisions of this Agreement.  The Parties agree to cooperate in the investigation of any apparent unauthorized access  to any equipment, computer, software, network, clean-room, electronic file, or electronic data storage systems owned or controlled by the other Party, or any apparent unauthorized release of Confidential Information.

4.4            Injunctive Relief.  The Parties hereto acknowledge and agree that a Party would suffer irreparable harm for which monetary damages would be an inadequate remedy if there were a breach by the other Party of its obligations under this Section 4.  The Parties hereto further acknowledge and agree that equitable relief, including injunctive relief, is appropriate to protect a Party’s rights and interests if a breach were to arise, be threatened, or be asserted, and such Party is entitled to the entry of an order for immediate injunctive relief.

5.           Limitations of Liability.

5.1            Consequential Damages Waiver.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF PROFIT, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT.

5.2            Basis of the Bargain.  EACH PARTY ACKNOWLEDGES THAT THE MUTUAL LIMITATIONS OF LIABILITY CONTAINED IN THIS SECTION 5 REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT NO PARTY WOULD ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON LIABILITY.

6.           Term and Termination.

6.1            Term of Agreement.  Except for the provisions of Section 7 which shall be effective as of the date hereof, this Agreement shall be effective (the “Effective Date”) on the date on which the transactions contemplated by that certain Foreclosure and Asset Purchase Agreement dated as of March 24, 2010 (the “Asset Purchase Agreement”) by and among CRD as Buyer, Rosenthal & Rosenthal, Inc., a New York corporation, as Secured Party Seller, GT Systems Inc., a New York corporation (“GT”) and certain of GT’s operating affiliates party thereto, as Borrowers and Obligors, Eric Goldstein, as an Obligor, and Corporate Resource Services, Inc, a Delaware corporation and Tri-State Employment Services, Inc., a Nevada corporation, each as a Guarantor are consummated and become effective (such date, the “Effective Date”) and, unless terminated earlier by the mutual agreement of the Parties or pursuant to Section 6.2 below, will continue for a period of three years thereafter (such period of time, the “Term”).  Noor hereby acknowledges and agrees that nothing in this Agreement shall be deemed to obligate CRD to consummate the transactions contemplated by the Asset Purchase Agreement pursuant to the terms thereof of or otherwise.  In the event that the Asset Purchase Agreement is terminated, the provisions set forth in Sections 7 shall remain in full force and effect.  If the Asset Purchase Agreement is terminated and  CRD or any affiliate thereof enters into an agreement for a transaction substantially similar to the transaction contemplated by the Asset Purchase Agreement with the parties thereto, then this Agreement shall become effective on the date on which the transactions contemplated by such agreement are consummated and become effective.  In the event CRD fails to consummate the transactions contemplated by the Asset Purchase Agreement within ninety (90) days from the date hereof, Noor upon three (3) business days notice to CRD (the “Notice Date”) shall have the right to deem this Agreement to be of no further force and effect, except for the provisions set forth in Section 7 which shall remain in effect.  If CRD consummates the transactions contemplated by the Asset Purchase Agreement after the Notice Date, CRD shall immediately notify Noor of such event and Noor then shall have the right upon ten (10) business days notice to CRD that Noor either is deeming this entire Agreement effective as of the closing date thereof or that this Agreement shall remain of no force and effect, other than Section 7 which shall remain in effect.  If Noor fails to deliver such notice within such 10-business day period, other than Section 7, this Agreement will continue to have no further force or effect.

6.2            Termination.  A Party may terminate this Agreement immediately, upon written notice, as follows:  (a) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party’s debts, which case is not dismissed within 60 days of filing; (b) upon the other Party’s making an assignment for the benefit of creditors; or (c) upon the other Party’s dissolution or ceasing to conduct business in the normal course, or the other Party’s failure to pay its debts as they mature in the ordinary course of business.  CRD may terminate this Agreement in the event that HN’s employment with CRD is terminated for Cause (as such term is defined in the Employment Agreement).  Noor may terminate this Agreement in the event that HN terminates his employment with CRD for Good Reason (as such term is defined in the Employment Agreement) or HN’s employment is terminated due to death or Disability (as defined in the Employment Agreement) of HN, or CRD terminates HN’s employment without Cause.

6.3            Effect of Termination.  Upon termination or expiration of this Agreement for any reason, (a) the Service Provider will cooperate with Noor in transitioning all work in progress to Noor, or Noor’s designee, and will otherwise cooperate with Noor as reasonably requested to prevent disruption to Noor’s business and operations; and (b) each Party shall return to the other Party or certify in writing to the other Party that it has destroyed all documents and other tangible items that it or its employees, contractors and agents have received or created pertaining, referring or relating to the Confidential Information of the other Party furnished under this Agreement, and erase or destroy all electronic or magnetic records in computer memory, tape or other media containing any Confidential Information, provided however a party may retain on a confidential basis copies of documents required to comply with legal obligations.  Upon termination or expiration of this Agreement, Service Provider shall immediately deliver all Confidential Information to Noor and terminate all Temporary Employees in accordance with all applicable law.  Termination of this Agreement shall not limit either Party from pursuing any other remedies available to it at law or in equity.  Neither Noor, on the one hand, nor the Service Provider, on the other hand, will be liable to the other because of any proper termination of this Agreement for compensation, reimbursement, or damages for the loss of prospective profits, anticipated sales or goodwill.  The provisions of this Agreement that by their nature continue and survive will survive any termination or expiration.  The Parties hereto acknowledge and agree that so long as the Service Provider is providing Services, even in the event that this Agreement has been terminated and the work in progress is being transitioned in accordance with clause 6.3(a) above, the provisions of Section 3 shall apply for so long as any Services are being performed by the Service Provider.  Sections 7.13, 7.14 and 7.15 shall survive any termination or expiration of this Agreement.

7.           General.

7.1            Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt) or (b) one business day following the day sent by nationally-recognized overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

if to Noor:

115 Overlook Road
Pamona, NY  10970
Telephone:

with a copy to:

Tannenbaum Helpern Syracuse & Hisschtritt LLP
900 Third Avenue
New York, NY  10022
Telephone:  212-508-6700
Attention:  Joel A. Klarreich, Esq.

if to CRD:

Corporate Resource Development Inc.
160 Broadway, 11th Floor
New York, NY  10038
Telephone: (212) 346-7960
Attention:  Jay Schecter

with a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York  10104
Telephone: (212) 541-2000
Attention:  Kenneth L. Henderson, Esq.

Any notice or other communication that has been given or made as of a date that is not a business day shall be deemed to have been given or made on the next succeeding day that is a business day.

7.2            Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

7.3            Assignment.  Neither this Agreement nor the rights, duties and obligations of either Party under this Agreement may be assigned, delegated or otherwise transferred by a Party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party and any purported assignment in violation of the foregoing is void; except that either Party may assign or otherwise transfer its rights and/or obligations under this Agreement without the other Party’s consent in the event of a merger, change of control or sale of all or substantially all of the assets of such Party to which this Agreement relates.  In addition, either Party may assign or otherwise transfer its rights, duties and/or obligations to a subsidiary or affiliate, provided that any such assignment shall not relieve the assignor from any liability or obligations hereunder.

7.4            Jurisdiction.  Each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or United States Federal Court located in New York County over any action or proceeding arising out of this Agreement or the relationship between them, and each Party hereby irrevocably agrees that all claims in respect of such action or proceeding may be held and determined in such New York State or Federal Court.  Each Party hereto hereby waives any right to a jury trial in any civil action in which they are adverse parties and which arises from the relationship between them including, without limitation, any actions asserting statutory claims, common law tort claims, or breach of contract claims (including, without limitation, claims arising out of or related in any way to this Agreement).  Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  Each Party hereby further waives, to the fullest extent permitted by law, any objection he or it may nor or hereafter have to the laying of venue in New York County and any objection to any action or proceeding in New York County on the basis of an inconvenient forum.

7.5            Entire Agreement; Amendment; Waivers.  This Agreement, together with all Schedules hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.  The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in or made pursuant to this Agreement.  This Agreement, and the terms and provisions hereof, may not be modified, waived or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision).  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.  The Parties acknowledge and agree that HN and CRD are entering into the Employment Agreement simultaneously herewith.

7.6            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provision of this Agreement shall nevertheless remain in full force and effect.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

7.7            Construction.  The headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  When a reference is made to a Section, Schedule or Exhibit such reference shall be to a Section or Schedule of or to this Agreement unless otherwise indicated.  The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provisions of this Agreement.

7.8            Parties Obligated and Benefited.  This Agreement is binding upon the Parties hereto and their respective permitted assigns and successors in interest and will inure solely to the benefit of such Parties and their respective permitted assigns and successors in interest, and no other Person.

7.9            Relationship.  Nothing in this Agreement will be deemed or construed as creating a joint venture or partnership between the Parties or is intended or shall be construed to create any third party beneficiaries.  Neither Party is by virtue of this Agreement authorized as an agent, employee, or legal representative of the other Party, and the relationship of the Parties is, and at all times will continue to be, that of independent contractors.

7.10          Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures were upon the same instrument.

7.11          Execution.  This Agreement may be executed by facsimile or electronic (pdf.) signatures and such signature will be deemed binding for all purposes of this Agreement, without delivery of an original signature being thereafter required.

7.12          Disputes.  (a)  In the case of any disputes under this Agreement, the Parties hereto shall first attempt in good faith to resolve such dispute informally; provided, however, that this Section 7.12 shall not be construed to alter or delay either Parties right to avail itself of the remedies and dispute resolution mechanisms available to the Parties under this Agreement.

(a)           Arbitration.  Notwithstanding the foregoing clause (a), the Company and the Employee agree that any dispute, controversy or claim between the parties arising out of, relating to or concerning the Employee’s employment with the Company, termination of such employment or this Agreement shall be finally settled by arbitration in New York, New York before and in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association before a single arbitrator.  The arbitrator’s award shall be final and binding upon all parties and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States.  Each party shall bear its own costs and expenses incurred in connection with any such arbitration proceeding.  For purposes of any actions or proceedings ancillary to the arbitration referenced above, the Company and the Employee agree to submit to the exclusive jurisdiction of a state court or federal court located in the City of New York, New York; provided that, if a federal court has jurisdiction over the subject matter thereof, then such action shall be brought in federal court.

7.13             General Release.  In exchange for the consideration set forth in this Agreement, the adequacy and sufficiency of which are acknowledged, HN, as the 100% owner of Noor, on behalf of himself and his current and former agents, attorneys and employees, and the heirs, executors, administrators, receivers, predecessors, successors and assigns of each of the foregoing persons and entities (collectively, “Releasor”), does hereby irrevocably and unconditionally release and forever discharge (i) Corporate Resource Development, Inc., Corporate Resource Services, Inc., Tri-State Employment Services, Inc., Tri-State Employment Inc. and Accountabilities, Inc. (ii) all persons and entities which control, are controlled by or are under common control with any of the persons or entities referred to in clause (i) above, (iii) any and all present or former officers, directors, partners, members, shareholders, direct and indirect owners, affiliates and principals (disclosed or undisclosed), of any of the persons or entities referred to in clauses (i) and (ii) above, including, without limitation, John Messina, Jay H. Schecter, Robert Cassera, Jeffrey Raymond and Janet Colon, and (iv) any successors or assigns of any of the persons or entities referred to in clauses (i), (ii) or (iii) above (the persons and entities referred to in clauses (i) through (iv) above shall be collectively referred to herein as the “General Releasees”) from any and all claims, accounts, actions, agreements, bonds, bills, causes of action, charges, controversies, complaints, contracts, covenants, damages, demands, dues, guaranties, judgments, liabilities, obligations, promises, specialties, sums of money or suits of any kind or nature whatsoever, whether in law, admiralty, equity, contract or otherwise (including arbitration) based on any matter whatsoever, and whether known or unknown or foreseen or unforeseen or suspected or unsuspected, which Releasor may have had, now has, or may ever have against the General Releasees, singly or in any combination, on account of, arising out of, or is in connection with any thing, cause, matter, transaction, act or omission of any nature whatsoever, including, without limitation: (a) a certain Nondisclosure Agreement entitled “Non-Disclosure Agreement Between Habib Noor and Jeffrey Raymond of Accountabilities, Inc.,” purportedly executed on or about February 18, 2010 by Habib Noor, Jeffrey Raymond and John Messina; (b) a certain Nondisclosure Agreement entitled “Non-Disclosure Agreement Between Habib Noor and Tri-State Employment Inc.,” purportedly executed on or about February 23, 2010 by Habib Noor, John Messina, and Robert Cassera; (c) the sale or proposed sale of any of the assets of GT Systems Inc. and its affiliates to Corporate Resource Development Inc. and/or its affiliates (the “Asset Sale”); (d) the Asset Purchase Agreement; and (e) any and all agreements, whether oral or written purporting to cover the subject matter covered by the agreements or transactions set forth in clauses (a), (b), (c) or (d) above, and (f) any and all negotiations and communications (including, without limitation, letters of intent) between and among any of Releasor and the General Releasees that relate to, arise out of or are in connection with (directly or indirectly) the Asset Sale or the Asset Purchase Agreement.  Notwithstanding the foregoing, the Parties hereto acknowledge and agree that this Section 7.13 shall not apply to any claims, accounts, actions, agreements, bonds, bills, causes of action, charges, controversies, complaints, contracts, covenants, damages, demands, dues, guaranties, judgments, liabilities, obligations, promises, specialties, sums of money or suits of any kind or nature whatsoever, arising our of or in connection with this Agreement and/or the Employment Agreement.

7.14            Limited Release.  In exchange for the consideration set forth in this Agreement, the adequacy and sufficiency of which are acknowledged, Releasor does hereby irrevocably and unconditionally release and forever discharge (i) Rosenthal & Rosenthal, Inc., GT Systems Inc., Accounteknology Group Inc., Aldan Troy Group, Inc., B. Barnes Associates Inc., Creative Network Systems Inc., Decorum Consulting Group Inc., Diversity Services of DC, Inc., Diversity Staffing, Inc., F.S.I. Services, Inc., H R Staffing Inc., J.D. & Tuttle Hospitality Staffing, Inc., Lerner, Cumbo & Associates, Inc., On The Marks Personnel Inc., Paulson Search Inc., People Finders Plus, Inc., Personnel Specialist Inc., Prompt Personnel Associates Inc., Pyramid Staffing Service, Inc., RWP Solutions Inc., Searchpoint1 Inc., Segue Search of Connecticut, Inc., Segue Search, Inc., Staff  “One” Inc., Staff Design, Inc., Staffing Remedies Inc., Staffing Remedies, LLC, Staffing Unlimited.Com Inc., Strategic Resources Staffing Inc., Synergy Personnel Inc., TDF Consulting Group Inc., Temporary Alternatives, Inc., Temporary Services Inc., The Drayer Search Group Inc., The Employment Sources Inc., The Gold Standard Inc., The Miller Cang Agency Inc., The Professionals Personnel Inc., The Tuttle Agency Inc., Triangle Personnel Associates Inc., Troy Associates Inc., Tuttle Agency of Pennsylvania, Inc., Eric Goldstein, and Integrated Consulting Group of NY LLC, (ii) all persons and entities which control, are controlled by or are under common control with any of the persons or entities referred to in clause (i) above, (iii) any and all present or former officers, directors, partners, members, shareholders, direct and indirect owners, affiliates, principals (disclosed or undisclosed), agents, representatives, employees, consultants, administrators and legal representatives of any of the persons or entities referred to in clauses (i) and (ii) above, and any agents, representatives, employees, consultants, administrators and legal representatives of the General Releasees, and (iv) any successors or assigns of any of the persons or entities referred to in clauses (i), (ii) or (iii) above (the persons and entities referred to in clauses (i) through (iv) above shall be collectively referred to herein as the “Limited Releasees”) from any and all claims, accounts, actions, agreements, bonds, bills, causes of action, charges, controversies, complaints, contracts, covenants, damages, demands, dues, guaranties, judgments, liabilities, obligations, promises, specialties, sums of money or suits of any kind or nature whatsoever, whether in law, admiralty, equity, contract or otherwise (including arbitration) based on any matter whatsoever, and whether known or unknown or foreseen or unforeseen or suspected or unsuspected, which Releasor may have had, now has, or may ever have against the Limited Releasees, singly or in any combination, on account of, arising out of, or is in connection with (a) a certain Nondisclosure Agreement entitled “Non-Disclosure Agreement Between Habib Noor and Jeffrey Raymond of Accountabilities, Inc.,” purportedly executed on or about February 18, 2010 by Habib Noor, Jeffrey Raymond and John Messina, (b) a certain Nondisclosure Agreement entitled “Non-Disclosure Agreement Between Habib Noor and Tri-State Employment Inc.,” purportedly executed on or about February 23, 2010 by Habib Noor, John Messina, and Robert Cassera; (c) the sale or proposed sale of any of the assets of GT Systems Inc. and its affiliates to Corporate Resource Development Inc. and/or its affiliates (the “Asset Sale”); (d) the Asset Purchase Agreement.

7.15            CRD Release.  In exchange for the consideration set forth in this Agreement, the adequacy and sufficiency of which are acknowledged, the General Releasees (collectively, “ CRD Releasor”), do hereby irrevocably and unconditionally release and forever discharge Noor and HN (collectively, the “ Noor Releasees”) from any and all claims, accounts, actions, agreements, bonds, bills, causes of action, charges, controversies, complaints, contracts, covenants, damages, demands, dues, guaranties, judgments, liabilities, obligations, promises, specialties, sums of money or suits of any kind or nature whatsoever, whether in law, admiralty, equity, contract or otherwise (including arbitration) based on any matter whatsoever, and whether known or unknown or foreseen or unforeseen or suspected or unsuspected, which a CRD Releasor may have had, now has, or may ever have against the Noor Releasees, singly or in any combination, on account of, arising out of, or is in connection with any thing, cause, matter, transaction, act or omission of any nature whatsoever, including, without limitation: (a) a certain Nondisclosure Agreement entitled “Non-Disclosure Agreement Between Habib Noor and Jeffrey Raymond of Accountabilities, Inc.,” purportedly executed on or about February 18, 2010 by Habib Noor, Jeffrey Raymond and John Messina; (b) a certain Nondisclosure Agreement entitled “Non-Disclosure Agreement Between Habib Noor and Tri-State Employment Inc.,” purportedly executed on or about February 23, 2010 by Habib Noor, John Messina, and Robert Cassera; (c) the Asset Sale (d) the Asset Purchase Agreement; and (e) any and all agreements, whether oral or written purporting to cover the subject matter covered by the agreements or transactions set forth in clauses (a), (b), (c) or (d) above (f) any and all negotiations and communications (including, without limitation, letters of intent) between and among any of the CRD Releasor and the Noor Releasees that relate to, arise out of or are in connection with (directly or indirectly) the Asset Sale or the Asset Purchase Agreement.  Notwithstanding the foregoing, the Parties hereto acknowledge and agree that this Section 7.15 shall not apply to any claims, accounts, actions, agreements, bonds, bills, causes of action, charges, controversies, complaints, contracts, covenants, damages, demands, dues, guaranties, judgments, liabilities, obligations, promises, specialties, sums of money or suits of any kind or nature whatsoever, arising our of or in connection with this Agreement and/or the Employment Agreement.

7.16            The Parties hereto acknowledge and agree that upon the expiration or termination of this Agreement for any reason, the Business, including without limitation, any information with respect to the Temporary Employees and any customer lists, databases, forms, files and records are assets of Noor.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NOOR ASSOCIATES, INC.	CORPORATE RESOURCE DEVELOPMENT INC.

By: /s/ Habib Noor Name: Habib Noor Title: President	By: /s/ Jay H. Schecter Name: Jay H. Schecter Title: Chief Executive Officer

With Respect to Section 7 only:

/s/ Habib Noor
Habib Noor

[Signature Page to Services Agreement]

SCHEDULE 1
SERVICES

1.	Employ all temporary employees as directed by Noor in accordance with all applicable laws and service all clients directed by Noor on payroll and billing terms as directed by Noor.

2.	Pay payroll and all related payroll taxes and mandatory insurance coverages for all temporary workers,

3.	Prepare and file all appropriate payroll tax returns for the foregoing.

4.	Bill all clients in the name of Noor.

5.	Process and collect all accounts receivable.

6.	Provide to Noor all reports and records reasonably appropriate to the foregoing.

7.	Provide all telephone, reception, copying and mail services and other office related services for the Business as currently provided to Noor.

8.	All back office and payroll support related to the foregoing.

9.
Payment of rent for office space for Noor, which shall include the space Noor Associates occupies prior to the date hereof and any additional space available if the Business expands to a degree where said additional space is needed.